Exhibit 99.1

Contact:

Neil Weiss

Senior Vice President and Treasurer

(408) 943-2630

nhw@cypress.com

Joe McCarthy

Director, Corporate Communications

(408) 943-2902

jmy@cypress.com

Cypress Enters into a $430 Million Senior Secured Revolving Credit Facility

SAN JOSE, Calif., June 27, 2012 – Cypress Semiconductor Corp. (NASDAQ: CY) today announced that it has entered into a five-year senior secured revolving credit facility with a group of lenders led by Morgan Stanley Senior Funding, Inc. as administrative agent and collateral agent. The facility enables the company to borrow up to $430 million on a revolving basis. The credit facility bears interest at LIBOR plus 2.25 percent on the drawn amount. There is a commitment fee payable of 0.375 percent per annum on any undrawn amounts. The credit facility contains customary affirmative, negative and financial covenants for similarly rated companies.

The Company expects to draw down a total of $153 million immediately and is permitted to use the borrowings for working capital, acquisitions, stock re-purchases and other general corporate purposes. More detailed information about the credit facility is contained in the Form 8-K to be filed by the Company.

“We are pleased to secure this revolving credit facility at attractive interest rates from a core group of lenders,” said Brad Buss, Executive Vice President of Finance and CFO for Cypress. “The facility enhances Cypress’s credit profile and provides us further financial flexibility to support our long-term corporate objectives.”

About Cypress

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC® 1, PSoC 3 and PSoC 5 programmable system-on-chip families and derivatives, CapSense® touch sensing

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and TrueTouch® solutions for touchscreens. Cypress is the world leader in USB controllers, including the high-performance West Bridge® solution that enhances connectivity and performance in multimedia handsets, PCs and tablets. Cypress is also the world leader in SRAM memories. Cypress serves numerous markets including consumer, mobile handsets, computation, data communications, automotive, industrial and military. Cypress trades on the NASDAQ Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com.

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This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding the revolving credit facility entered into by the Company and Cypress’ intended use of funds which may or may not be drawn down on the facility. These statements involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including the business and economic conditions and growth trends in the semiconductor industry and in various geographic regions; our ability to manage financial risk; and other factors listed in Cypress’s most recent reports on Form 10-K, 10-Q and 8-K. The information above speaks only as of the date of this release.

Cypress and the Cypress logo, PSoC, PowerPSoC, CapSense, TrueTouch and West Bridge are registered trademarks of Cypress Semiconductor Corporation.

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